Exhibit 10.35

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of all Claims (the "Agreement") is made and entered into by and between Convergys Corporation for itself and on behalf of its subsidiaries and related entities (collectively referred to as "CONVERGYS") and Marge Connelly (“EMPLOYEE”).

WHEREAS, EMPLOYEE has resigned her employment and effective December 15, 2017 (“Termination Date”), EMPLOYEE will cease to be employed by CONVERGYS; and

WHEREAS, the parties desire to resolve any and all issues related to EMPLOYEE’s employment and separation from employment with CONVERGYS;

NOW, THEREFORE, in consideration of the mutual promises in this Agreement, the parties agree and covenant as follows:

1.	Separation Payment - Consideration. In exchange for the promises and releases of EMPLOYEE, CONVERGYS agrees to pay EMPLOYEE the following payments:

A.)	$1,150,000 less applicable withholdings (which constitutes one year of base pay and one year of AIP bonus at target for 2017).

B.)
A pro-rated AIP bonus for January 1, 2017 through December 15, 2017, based on elapsed days and actual performance, less applicable withholdings and payable after the end of the performance period, at the same time as all other participants (March, 2018). Payment and amount governed by AIP plan terms.

The payment in 1(A) above shall be made in two separate payments as follows: $540,000 (less applicable withholdings) payable on the first payroll date that is 10 business days after the date the Agreement becomes effective and irrevocable; and $610,000 (less applicable withholdings) payable on the first payroll date that is 6 months after the separation date of December 15, 2017.

Additionally, CONVERGYS agrees that the Performance Restricted Stock Unit Award (PRSUs) granted to EMPLOYEE effective 2/23/2015 under the Performance Restricted Stock Unit Award Agreement shall be prorated and settled in accordance with the formula set forth in Paragraph 5(b) of the PRSU Agreement.   The Time-Based Restricted Stock Unit Award (TRSUs) granted to EMPLOYEE effective 2/23/2015 under the Time-Based Restricted Stock Award Agreement shall be prorated and settled in accordance with the formula set forth in Paragraphs 3 and 6 of the TRSU Agreement.

Notwithstanding the immediately preceding paragraphs, no such payments will be made to EMPLOYEE unless the EMPLOYEE has signed and returned this Agreement to CONVERGYS and the Agreement has become effective and irrevocable in accordance with its terms, no later than the date that is fifty-five (55) calendar days following the Termination Date.

EMPLOYEE acknowledges that such consideration is in exchange for EMPLOYEE’s separation and release and is not otherwise owed to EMPLOYEE.

2.    Release and Affirmations. In consideration of the payment set forth in Section 1, EMPLOYEE, and EMPLOYEE’s heirs and estate, release CONVERGYS, and each of their stockholders, respective directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits, and punitive and compensatory damages) of any nature, including those:

2017

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY
BEFORE SIGNING THIS DOCUMENT.

(a) asserting individual liability and/or claims under the Company’s policies or benefit plans (except a claim for any vested pension or vested share benefit),

(b) arising from or related to EMPLOYEE’s employment with CONVERGYS and EMPLOYEE’s separation from employment, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation under the laws of the States of Ohio and North Carolina or any other state or district, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act (“ADEA”), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), the Sarbanes-Oxley Act, 15 USC Section 7201 (and sections following), the Occupational Safety and Health Act, 29 USC Section 651 (and sections following), and the amendments to such laws, as well as any related statute of any state or district, and/or,

(c) based on a theory of breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any other tort, whether such claims are known or unknown, which EMPLOYEE now has or claims to have against CONVERGYS for circumstances arising out of or connected with EMPLOYEE’s employment with CONVERGYS, EMPLOYEE’s separation, or any other event or circumstance occurring prior to the revocation date for this Agreement, and also including any claims that may depend upon the identity (whether known or unknown to EMPLOYEE) of CONVERGYS’ selection of anyone to perform some or all of the duties formerly performed by EMPLOYEE.

EMPLOYEE agrees to immediately withdraw any lawsuit EMPLOYEE may have already filed against CONVERGYS, and agrees not to file any lawsuit against CONVERGYS in the future with respect to any claim released under this Agreement. EMPLOYEE waives any right to re-employment with CONVERGYS, and agrees that CONVERGYS may reject any application EMPLOYEE makes for re-employment without any liability.

EMPLOYEE affirms that EMPLOYEE has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which EMPLOYEE may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to EMPLOYEE, except as provided in this Agreement. EMPLOYEE further affirms that EMPLOYEE has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

1.	Confidentiality.

a)EMPLOYEE acknowledges that in the course of employment with CONVERGYS, EMPLOYEE has been entrusted with or obtained access to information proprietary to CONVERGYS with respect to the following (the “Information”): the organization and the management of CONVERGYS; the names, addresses, buying habits and other special information regarding past, present, and potential customers, employees, and suppliers of CONVERGYS; customer and supplier contracts and transactions or price lists of CONVERGYS and suppliers; products, services, programs, and processes sold, licensed, or developed by CONVERGYS; technical data, plans, and specifications, present and/or future development projects of CONVERGYS; financial and/or marketing data respecting the conduct of the present or future phases of business of CONVERGYS; computer programs, systems, and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries, and developments of CONVERGYS; customer requirements; requests for proposals; responses to requests for proposals; CONVERGYS sales and marketing materials and other information considered confidential by CONVERGYS, or customers or suppliers of CONVERGYS.

EMPLOYEE agrees to continue to retain the Information in absolute confidence and not to disclose the Information to any person or organization except persons within CONVERGYS who have a need to know. EMPLOYEE agrees that if, despite the representation set forth below in Section 4 that EMPLOYEE has returned all CONVERGYS property, EMPLOYEE discovers that EMPLOYEE has retained any Information in tangible form, including any copies, EMPLOYEE will inform CONVERGYS and return such Information.

b)In consideration of the amounts to be paid EMPLOYEE pursuant to Section 1 above, EMPLOYEE agrees that it is reasonable and necessary for the protection of the goodwill and business of CONVERGYS that EMPLOYEE make the covenants contained in this Section 3, and that CONVERGYS will suffer irreparable injury if EMPLOYEE engages in conduct prohibited by this Section 3. EMPLOYEE represents that EMPLOYEE has thoroughly reviewed the terms of these covenants and acknowledges that, unless specifically noted, this Agreement does not supersede or extinguish EMPLOYEE’s preexisting confidentiality and other obligations to CONVERGYS.

c)EMPLOYEE agrees not to disparage or act in any manner which may damage the business of CONVERGYS or which would adversely affect the goodwill, reputation, and business relationships of CONVERGYS with the public generally, or with any of its customers, suppliers, or employees.

d)EMPLOYEE expressly acknowledges that any breach or violation of any of the covenants made by EMPLOYEE in this Section 3 will cause immediate and irreparable injury to CONVERGYS and that in the event of a breach or threatened or intended breach of this Agreement by EMPLOYEE, CONVERGYS, in addition to all other legal and equitable remedies available to it, will be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

4.    Return of CONVERGYS Property. EMPLOYEE certifies that EMPLOYEE has delivered to CONVERGYS or caused to be delivered to CONVERGYS the following:

a)all CONVERGYS equipment and property (cell phone, laptop, etc.) and all documents or other tangible materials (whether originals, copies, or abstracts, and including, without limitation, price lists, question guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer lists or records, correspondence, computer printout documents, contracts, orders, messages, phone and address lists, memoranda, notes, work papers, agreements, drafts, invoices and receipts) which in any way relate to CONVERGYS’ or its affiliates’ business and were furnished to EMPLOYEE by CONVERGYS or its affiliates or were prepared, compiled, used, or acquired by EMPLOYEE while employed by CONVERGYS, excluding personal items paid for by EMPLOYEE;

b)all keys, combinations, badges and access codes to the premises, facilities, and equipment of CONVERGYS and/or its affiliates (including without limitation, the offices, desks, storage cabinets, safes, data processing systems, and communications equipment), whether furnished to EMPLOYEE by CONVERGYS or its affiliates. The above reference includes any personal property, equipment, or documents prepared, used, or acquired by EMPLOYEE with funds expended by

CONVERGYS or its affiliates while EMPLOYEE was employed by CONVERGYS, excluding personal items paid for by EMPLOYEE; and

c)all monies owed by EMPLOYEE to CONVERGYS for whatever reason.

1.
Remedies. The parties expressly acknowledge that any breach or violation of any of the covenants and agreements made in this Agreement, will cause immediate and irreparable injury to the other party and that in the event of a breach or threatened or intended breach of this Agreement, the non-breaching party, in addition to all other legal and equitable remedies available to it, will be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

2.	General.

a)This Agreement constitutes the entire agreement and understanding of the parties regarding its subject matter and supersedes all prior agreements, arrangements, and understandings with EMPLOYEE, except any Non-Disclosure and Non-Competition Agreement signed by EMPLOYEE, which remains in full force and effect. This Agreement may be amended or modified only by a writing signed by the parties.

b)No waiver with respect to any provision of this Agreement will be effective unless in writing. The waiver by either party of a breach of any provision of this Agreement by the other will not operate or be construed as a waiver of any other or subsequent breach.

c)In the event of any action or proceeding regarding this Agreement, the prevailing party, in addition to all other legal or equitable remedies possessed, will be entitled to be reimbursed for all costs and expenses, including reasonable attorneys’ fees, incurred by reason of such action or proceeding.

d)The section headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

e)This Agreement will be binding upon and inure to the benefit of CONVERGYS, its subsidiaries, affiliates, successors and assigns, and EMPLOYEE, EMPLOYEE’s heirs and personal representatives.

f)EMPLOYEE agrees to keep confidential, and will not disclose or reveal, the existence or the terms and conditions of this Agreement, except to EMPLOYEE’s spouse, counsel, or investment or tax consultant, on whose behalf EMPLOYEE also promises confidentiality.

g)EMPLOYEE acknowledges that:

(i)
EMPLOYEE was given 21 days to consider this Agreement, that EMPLOYEE may revoke this Agreement within (seven) 7 days after signing it by providing CONVERGYS with notice of revocation, c/o Judi Summerlin, 201 East Fourth Street, Cincinnati, OH 45202, 513-784-5490 (facsimile), and that, in the event of such revocation, CONVERGYS will have no obligations under Section 1 of this Agreement;

(ii)	EMPLOYEE has not been pressured, coerced, or otherwise forced to execute this Agreement and EMPLOYEE is entering into this Agreement voluntarily;

(iii)	EMPLOYEE has not relied upon any statement or promise made by or on behalf of CONVERGYS that is not contained in this Agreement;

(iv)	EMPLOYEE understands this Agreement;

(v)	EMPLOYEE understands and intends that this Agreement fully and completely releases CONVERGYS from any claims EMPLOYEE may have;

(vi)	the consideration EMPLOYEE is to receive from CONVERGYS constitutes consideration to which EMPLOYEE is not entitled without execution of this Agreement, and;

(vii)	EMPLOYEE understands EMPLOYEE’s right, and has been advised, to discuss this Agreement with EMPLOYEE’s private attorney.

h)    The laws of the State of Ohio shall govern this Agreement without giving effect to conflicts of law provisions.

Convergys Corporation

By:/s/ Jarrod Pontius                        By:/s/ Marge Connelly
Marge Connelly

Date: December 15, 2017                    Date:/s/ December 18, 2017

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